Jack Perkowski Joins Fushi Copperweld’s Board of Directors

DALIAN, China, May 22, 2008 -- Fushi Copperweld, Inc. (Nasdaq: FSIN), the leading global manufacturer of bimetallic wire used in a variety of telecommunication, utility, power transmission, automotive and other electrical products, today announced the appointment of Jack Perkowski to its Board of Directors effective on May 21, 2008.

Mr. Perkowski is the Chairman and Chief Executive Officer of ASIMCO Technologies Limited, a company he founded in 1994 and built from the ground-up into one of the most important players in China’s automotive components industry. Headquartered in Beijing, ASIMCO operates 17 manufacturing facilities in China and has 52 sales offices throughout the country, as well as regional offices in Detroit, Michigan, Tokyo, Japan and the United Kingdom. Under Jack’s leadership, ASIMCO has gained a reputation for developing local management, and integrating a broad based China operation into the global economy.

Jack is widely recognized as one of the most knowledgeable and experienced Westerners doing business in China. Prior to coming to Asia, Jack had a successful 20 year career on Wall Street. He was a partner in a leveraged buyout firm with John Kluge, the legendary telecommunications mogul, and was the head of investment banking at Paine Webber, now part of UBS. Jack graduated cum laude from Yale University in 1970 and received an M.B.A. with High Distinction from Harvard School of Business in 1973 and was named a Baker Scholar. Mr. Perkowski is also the author of a recently released book titled, Managing the Dragon: How I am Building a Billion Dollar Business in China.

Mr. Li Fu, Chairman and Chief Executive Officer of Fushi Copperweld commented, “We are delighted to welcome someone with Jack’s caliber and experience to our Board. Having lived in China for the past fifteen years, Jack’s in-depth knowledge of the people and culture of this region along with his strong understanding of the U.S. capital markets will provide our executive team with a unique perspective as we continue to increase our worldwide bimetallic leadership position. Further, he has extensive knowledge of the automotive industry which is a targeted area of growth for our bimetallic wire applications. We are extremely fortunate to have Jack join our Board and look forward to his contributions.”

ABOUT FUSHI COPPERWELD INC.
Fushi Copperweld, Inc., through its wholly owned subsidiaries, Fushi International (Dalian) Bimetallic Cable Co. Ltd. and Copperweld Bimetallics, LLC, manufactures bimetallic composite wire products, principally copper-clad aluminum (''CCA'') and copper-clad steel ("CCS") wire. CCA and CCS wire offers greater value than solid copper wire in a wide variety of applications such as coaxial cable for cable television (CATV), signal transmission lines for telecommunication networks, distribution lines for electricity, electrical transformers, wire components for electronic instruments and devices, utilities, appliances, automotive, building wire, and other industrial wire. For more information on Fushi Copperweld, visit the Company's website: http://www.fushicopperweld.com/

For more information, please contact:

Nathan Anderson
Director of IR & Corporate Development
Fushi Copperweld, Inc.
Email: ir@fushicopperweld.com

Bill Zima
Managing Director (Investor Relations)
ICR, Inc.
Tel: +1-203-682-8200